EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Amended and Restated Executive Employment Agreement (this "Agreement") is made as of October 14, 2004 by and between Mobilepro Corp., a Delaware corporation (the "Company"), and Kevin Kuykendall ("Executive").

      WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of June 10, 2004 ("Original Agreement") which states the terms and conditions of the Executive's employment as Group President of Telco Operations; and

      WHEREAS, the Company and Executive wish to amend the Original Agreement to clarify that the options granted to the Executive were intended to be warrants to purchase common stock.

      NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

      1.    EMPLOYMENT PERIOD

            The Company will employ Mr. Kuykendall, and Mr. Kuykendall will serve the Company, under the terms of this Agreement commencing June 10, 2004 (the "Commencement Date") for a term of twenty-four (24) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Kuykendall's employment hereunder shall be referred to herein as the "Employment Period."

      2.    DUTIES AND STATUS

            The Company hereby engages Mr. Kuykendall as its Group President of Telco Operations on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Kuykendall shall report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Kuykendall's position, commensurate with the authority vested in Mr. Kuykendall pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) execution of the telco strategy, business plan and financial projections as developed and agreed to by the Company; (ii) assume responsibility for all the financial, accounting and related aspects of the telco division; (ii) managing the day to day operations and integration of the telco companies which the Company or its affiliates acquires; (iii) assisting the CEO in seeking and closing acquisitions for the Company to grow the Company's revenues and earnings per share; (iv) identifying and recruiting additional personnel to build the Company, especially in the telco area; and (v) handling such other leadership, administrative and

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managerial roles as is customary and appropriate for a company's Group President of Telco Operations. For purposes of this Agreement, "Telco Operations" shall refer specifically to voice services including long distance and local. Mr. Kuykendall understands that Jack Beech is in charge of ISP Operations and that there is currently a vacancy for Web Hosting Operations. To the extent that technology such as VOIP creates convergence between ISP Operations and Telco Operations, Mr. Kuykendall will work with the Company's CEO and Mr. Beech to best implement a VOIP strategy.

      3.    COMPENSATION AND BENEFITS

            (a) Salary. During the Employment Period, the Company shall pay to Mr. Kuykendall, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Fifteen Thousand Dollars ($15,000) per month, payable semi-monthly. In addition, beginning October 1, 2003, the Company shall reimburse Mr. Kuykendall for all health, dental, vision, life, AD&D, and disability insurance policies (not to exceed $2,000 per month) until such time as Company establishes such insurance coverages.

            (b)   Vacation: The Company will provide Mr. Kuykendall with four
                  (4) weeks paid vacation per annum.

            (c) Bonus. During the Employment Period, Mr. Kuykendall shall be entitled to a bonus of up to three times (3x) his annual salary.

                  The bonus will be based upon two metrics:

                        (i) 1.0% of acquired Telco companies' LTM revenues plus

                        (ii) Five percent (5%) of the EBITDA achieved by the Telco Operations of the Company; plus

                        (iii) One-half percent (.5%) of LTM revenues for any
                              other acquisitions which Mr. Kuykendall originates and which the Company closes.

                  For the Astra, US1, and AFN proposed transactions, in lieu of one percent (1%) (or one-half percent (.5%) for Astra) of LTM revenues, Mr. Kuykendall shall receive a bonus based on a standard Lehman Formula (i.e., 5% of the first $1 million, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million and 1% thereafter of purchase price) for each of the three acquisition opportunities which the Company accepts and finalizes. An acquisition shall be deemed "made" if a definitive agreement is executed during the Employment Period and the transaction closes during the Employment Period or within twelve (12) months thereafter.

                  The acquisition bonus will be paid with the next regular paycheck after an acquisition closes while the EBITDA bonus will be paid seventy-five percent (75%) no later than forty-five (45) days after


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                  the close of the quarter (based on unaudited numbers) and the remaining twenty-five percent (25%) within ninety (90) days after the fiscal year end (based on audited numbers).

                  The bonus will be capped at three hundred percent (300%) of base salary (thus, initially $540,000 per annum). The 3x cap shall be lifted if the Company achieves $5 million in Telco EBITDA on a "run-rate" basis by March 31, 2005. The Company and Mr. Kuykendall herein agree to negotiate in good faith on additional compensation if warranted by extraordinary performance by Mr. Kuykendall. Terms and conditions of the additional compensation, if any, will be negotiated on a case-by-case basis.

            (d) Equity. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Kuykendall a warrant to acquire three million (3,000,000) shares of the Company's common stock at an exercise price or $0.20 per share (the "Warrant"). The Warrant shall vest ratably over the remaining twenty-four (24) months of the Agreement, or immediately if Mr. Kuykendall's employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company. A warrant to purchase an additional three million (3,000,000) shares of common stock will be granted and shall vest on the following schedule: Seventy-five (75) warrants shall vest per $1,000 in acquired LTM Telco Operation revenue or Astra LTM revenue and thirty-seven and one-half (37.5) warrants shall vest per $1,000 in LTM revenue for Mr. Kuykendall sourced acquisitions which are not Telco Operation revenue or Astra LTM revenue.

                  All six million (6,000,000) warrants to purchase shares of common stock issued pursuant to this section 3(d) will have an exercise price of $0.20 and the shares underlying such warrants shall have "piggy-back" registration rights with the Company's next SB-2 or equivalent registration statement, but shall not otherwise be registered.

                  Additional warrants or options may be granted at the discretion of the Chief Executive Officer.

            (e) Business Expenses. During the Employment Period, the Company shall promptly reimburse Mr. Kuykendall for all appropriately documented, reasonable business and travel expenses incurred by


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

                  Mr. Kuykendall in the performance of his duties under this Agreement.

            (f) Office. During the Employment Period, the Company shall provide an office at a place mutually agreeable to Mr. Kuykendall and the Company and, to the extent that the Company's budget allows, secretarial assistance to Mr. Kuykendall suitable to Mr. Kuykendall's position as the Company's Group President. Mr. Kuykendall agrees that the Company's existing offices at 6701 Democracy Boulevard, Bethesda, Maryland 20817 are sufficient to satisfy this covenant.

                  The Company agrees to reimburse Mr. Kuykendall for expenses incurred to establish and maintain a home office including phone, fax, Internet, cellular, and other related expenses not to exceed $500 per month.

                  If the Company requires Mr. Kuykendall to relocate from Maryland to any other state for the purpose of serving as Group President or any other like position, the Company agrees to provide a full relocation package commensurate with industry standards for this level of position.

      (4)   TERMINATION OF EMPLOYMENT

            (a) Termination for Cause. The Company may terminate Mr. Kuykendall's employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Kuykendall's opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Kuykendall's employment hereunder if such termination shall be the result of:

                  (i) a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Kuykendall and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

                  (ii) the commission by Mr. Kuykendall of any act of embezzlement, fraud, larceny or theft on or from the Company;

                  (iii) Substantial and continuing neglect or inattention by Mr. Kuykendall of the duties of his employment or the willful misconduct or gross negligence of Mr. Kuykendall in connection


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                  with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

                  (iv) The commission by Mr. Kuykendall of any crime involving moral turpitude or a felony;

                  (v) Mr. Kuykendall's performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company; and

                  (vi) In the event that Telco Operations deals, plus Astra or other deals sourced by Mr. Kuykendall, with at least $1 million in Run-Rate EBITDA (in the reasonable judgment of the Company's CEO) have not closed by December 31, 2004.

            (b) Termination for Good Reason. Mr. Kuykendall shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Mr. Kuykendall shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

                  (i) The breach by the Company of any material provision of this Agreement; or

                  (ii) A requirement by the Company that Mr. Kuykendall perform any act or refrain from performing any act that would be in violation of any applicable law.

            (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Mr. Kuykendall's employment for Cause and Mr. Kuykendall's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days)


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

                  provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

            (d) Voluntary Termination. At the election of Mr. Kuykendall, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

            (e) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Kuykendall. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Kuykendall shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Kuykendall's absence due to the disability or (ii) nine (9) months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Kuykendall, the Company shall give thirty (30) days' advance written notice to that effect to Mr. Kuykendall.

            (f) Termination Without Cause. At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

            (g) Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company's business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will be entitled to severance pay.

      (5)   CONSEQUENCES OF TERMINATION

            (a) Without Cause or for Good Reason. In the event of a termination of Mr. Kuykendall's employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Mr. Kuykendall for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of


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

                  Control means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or
                  (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock"); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company), the Company shall pay Mr. Kuykendall (or his estate) and provide him with the following:

                        a. Lump-Sum Payment. A lump-sum cash payment, payable
                  ten (10) days after Mr. Kuykendall's termination of employment, equal to the sum of the following:

                        i. Salary. The equivalent of the remaining months on the Employment Agreement or twelve (12) months (the "Severance Period") of Mr. Kuykendall's then-current base salary, whichever is greater; plus

                        ii. Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Kuykendall's final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Kuykendall's termination of employment.

                        iii. Equity. Mr. Kuykendall shall retain all Warrant Shares vested at time of termination. All unvested Warrant Shares shall immediately vest


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

                              and be retained by Mr. Kuykendall. Mr. Kuykendall shall have the benefit of the full ten (10)-year warrant period to exercise such Warrant Shares.

                        b. Other Benefits. The Company shall provide continued
                  coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Kuykendall was entitled to participate immediately prior to such termination, provided that Mr. Kuykendall's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Kuykendall's participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Mr. Kuykendall with benefits substantially similar (including all tax effects) to those which Mr. Kuykendall would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Kuykendall is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage's provided for in this Section 5(a)(ii).

            (b) Other Termination of Employment. In the event that Mr. Kuykendall's employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Kuykendall other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Mr. Kuykendall any earned but unpaid salary, bonus, and Warrant Shares through Mr. Kuykendall's final date of employment with the Company, and the Company shall have no further obligations to Mr. Kuykendall.

            (c) Withholding of Taxes. All payments required to be made by the Company to Mr. Kuykendall under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

            (d) No Other Obligations. The benefits payable to Mr. Kuykendall under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Kuykendall will receive such benefits or payments, if any, as he


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

                  may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Kuykendall upon his termination of employment.

            (e) No Mitigation or Offset. Mr. Kuykendall shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this
                  Section 5 except as provided in Section 5(a)(ii).

      (6)   GOVERNING LAW

            This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

      (7)   INDEMNITY AND INSURANCE

            The Company shall indemnify and save harmless Mr. Kuykendall for any liability incurred by reason of any act or omission performed by Mr. Kuykendall while acting in good faith on behalf of the Company and within the scope of the authority of Mr. Kuykendall pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Kuykendall must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

            The Company shall provide that Mr. Kuykendall is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

      (8)   NON-DISPARAGEMENT

            At all times during the Employment Period and for a period of five
(5) years thereafter (regardless of how Mr. Kuykendall's employment was terminated), Mr. Kuykendall shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).



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


      (9)   COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT

            Following termination of Mr. Kuykendall's employment for any reason, Mr. Kuykendall shall fully cooperate with the Company in all matters relating to the winding up of Mr. Kuykendall's pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Kuykendall, the Company shall be entitled to such full time or part time services of Mr. Kuykendall as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Kuykendall shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

      (10)  LOCK-UP PERIOD AND VOLUME LIMITATION.

            Mr. Kuykendall agrees that he will not sell or otherwise transfer or dispose of any shares of the Company's common stock that he owns or is entitled to receive following the exercise of any Warrant Shares or convertible securities that he may receive following the Commencement Date until December 1, 2004. Mr. Kuykendall also agrees that he will not sell or otherwise transfer or dispose of more than one million (1,000,000) shares of the Company's common stock during any calendar quarter thereafter during the Employment Period.

      (11)  NOTICE

            All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

       If to Mr. Kuykendall:

                Kevin Kuykendall
                14619 Riggs Meadow Drive
                Cooksville, MD 21723
                Phone:  410-419-5533
                Email:  kevink@ctgsolutions.com

       If to the Company:

                Mobilepro Corp.
                Attn:  CEO
                6701 Democracy Blvd.
                Suite 300

                Rockville, Maryland 20817
                Phone:  301.315.9040



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

      (12)  WAIVER OF BREACH

            Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Kuykendall or of the Company.

      (13)  NON-ASSIGNMENT / SUCCESSORS

            Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Kuykendall to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

      (14)  SEVERABILITY

            To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

      (15)  COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      (16)  ARBITRATION

            Mr. Kuykendall and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the


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American Arbitration Association ("AAA") in the state of Maryland, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      (17)  ENTIRE AGREEMENT

            This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Kuykendall with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Kuykendall and the Company with respect to the subject matter hereof, whether written or oral (including that certain consulting arrangement between Mr. Kuykendall and the Company). This Agreement may be amended or modified only by a written instrument executed by Mr. Kuykendall and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of October 14, 2004.

     KEVIN D. KUYKENDALL                    MOBILEPRO CORP.

   -------------------------                By:
                                               -------------------------

                                            Its:
                                                -------------------------


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